Exhibit 99.1

NEWS RELEASE

Skyline Corporation

2520 By-Pass Road

P.O. Box 743

Elkhart, Indiana 46515-0743

(574) 294-6521

Subject:    SECOND QUARTER REPORT                                                                          Approved by:     JON S. PILARSKI

ELKHART, INDIANA — JANUARY 6, 2012

SKYLINE REPORTS RESULTS FOR SECOND QUARTER AND FIRST HALF

Skyline’s net sales for the second quarter of fiscal year 2012 were $45,296,000 as compared to $36,621,000 in the second quarter of fiscal 2011. For the first half of fiscal 2012, net sales were $95,580,000 as compared to $82,448,000 in the first half of fiscal 2011.

Net sales for Skyline’s housing segment were $32,160,000 in the second quarter of fiscal 2012 as compared to $24,557,000 in the second quarter of fiscal 2011. For the first half of fiscal 2012, net sales were $61,303,000 as compared to $55,186,000 in the first half of fiscal 2011.

Net sales for Skyline’s recreational vehicle segment were $13,136,000 in fiscal 2012’s second quarter as compared to $12,064,000 for the second quarter of fiscal 2011. For the first half of fiscal 2012, net sales were $34,277,000 as compared to $27,262,000 for the same period a year ago.

Fiscal 2012’s second quarter loss before income taxes was $3,422,000 as compared to fiscal 2011’s second quarter loss before income taxes of $7,756,000. The loss before income taxes for the first half of fiscal 2012 was $10,267,000 as compared to $13,821,000 in the first half of fiscal 2011. Included in current year’s pretax loss for the second quarter and first half was a $2,500,000 gain on the sale of idle property, plant and equipment.

Skyline continues to maintain a full valuation allowance for deferred tax assets, and as a result had no benefit from income taxes from its current period loss.

Skyline reported a net loss of $3,422,000 in the second quarter of fiscal 2012 as compared to a net loss of $7,756,000 in the second quarter of fiscal 2011. On a per share basis, net loss was $.40 as compared to a net loss of $.93 for the same period a year ago.

For the first half of fiscal 2012, net loss was $10,267,000 compared to a net loss of $13,821,000 for a year ago. Net loss per share was $1.22 as compared to a net loss per share of $1.65 for the same period a year ago.

BRINGING AMERICA HOME. BRINGING AMERICA FUN.

NEWS RELEASE

Skyline Corporation

2520 By-Pass Road

P.O. Box 743

Elkhart, Indiana 46515-0743

(574) 294-6521

Subject:    SECOND QUARTER REPORT                                                                          Approved by:     JON S. PILARSKI

Subsequent to November 30, 2011, the Board of Directors approved a resolution to suspend dividend payments on outstanding shares of Skyline’s common stock until further notice. The suspension was for cash preservation purposes. The Board will evaluate financial performance and liquidity needs in determining the timing and amount of future dividend payments.

As Skyline begins its third quarter, historically the slowest period in its fiscal year, it continues to maintain its traditionally strong balance sheet with no debt and a significant position of its working capital in cash and U.S. Treasury Bills. This financial strength, along with experienced employees, should help the Corporation meet the challenges ahead.

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BRINGING AMERICA HOME. BRINGING AMERICA FUN.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share data)

	September 30,		September 30,	September 30,		September 30,
	Three Months Ended November 30, (Unaudited)			Six Months Ended November 30, (Unaudited)
	2011		2010	2011		2010
Net sales	$45,296		$36,621	$95,580		$82,448

Loss before income taxes	(3,422	)(A)	(7,756)	(10,267	)(A)	(13,821)
Provision for income taxes	—		—	—		—

Net loss	$(3,422)		$(7,756)	$(10,267)		$(13,821)

Basic loss per share	$(.40)		$(.93)	$(1.22)		$(1.65)

Number of weighted average common shares outstanding	8,391,244		8,391,244	8,391,244		8,391,244

(A)	Includes $2,500 gain on sale of idle property, plant and equipment.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Dollars in thousands)

	September 30,	September 30,
	November 30, (Unaudited)
	2011	2010
ASSETS

Cash and temporary cash investments	$39,051	$66,260
Accounts receivable	7,944	6,130
Inventories	10,034	6,922
Other current assets	3,103	3,194

Total Current Assets	60,132	82,506

Property, Plant and Equipment, net	22,523	25,661

Other Assets	5,993	5,748

Total Assets	$88,648	$113,915

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$2,664	$1,953
Accrued liabilities	13,287	11,486

Total Current Liabilities	15,951	13,439

Other Deferred Liabilities	7,436	7,611

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	125,765	153,369
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	65,261	92,865

Total Liabilities and Shareholders’ Equity	$88,648	$113,915